EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
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                                                              THREE MONTHS ENDED                     SIX MONTHS ENDED
                                                                    JUNE 30,                              JUNE 30,
                                                             2000             1999              2000                1999
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Basic income per common share:
  Net Income                                                $  695,286       $  673,396         $  969,306         $ 1,314,347

  Weighted average common shares outstanding                 2,708,990        2,798,477          2,714,539           2,888,894

  Basic income per common share                             $     0.26       $     0.24         $     0.36         $      0.45

Dilutive income per common share:
  Net Income                                                  $695,286       $  673,396         $  969,306         $ 1,314,347

  Weighted average common shares outstanding                 2,708,990        2,798,477          2,714,539           2,888,894
  Dilutive effect of stock options                              87,554          154,889             97,016             157,805
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  Total shares                                               2,796,544        2,953,366          2,811,555           3,046,699

  Dilutive income per common share                          $     0.25       $     0.23         $     0.34         $      0.43
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